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                    [LETTERHEAD OF ANDERSON ASSOCIATES LLP]



                              September 28, 1998



Board of Directors
Northfield Bancorp, Inc.
1844 E. Joppa Road
Baltimore, Maryland 21234

     Re:  Registration Statement on Form S-8
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          Northfield Federal Savings
          401(k) Employees Savings & Investment Plan

Gentlemen:

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 1998 on our audits of the financial statements of Northfield Federal Savings as of December 31, 1997 and 1996, and for the years then ended, which report was included in the Prospectus for the common stock of Northfield Bancorp, Inc. and incorporated by reference therein. We also consent to the reference to our firm under the caption "Experts".



                         /s/ ANDERSON ASSOCIATES, LLP